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CONTRIBUTION AGREEMENT

          THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into by and between Remedent, Inc., a Nevada corporation (the “Stockholder"), and Sylphar USA, Inc., a Nevada corporation and wholly owned subsidiary of the Stockholder (the “Company”), effective as of December 10, 2008. The Company and Stockholder is collectively referred to herein as the “Parties.”

          WHEREAS, the Stockholder has determined to transfer and otherwise discontinue the Over-The-Counter Business (“OTC Business”) currently being conducted by the Company in the United States;

          WHEREAS, in order to separate and isolate the OTC Business, the Stockholder has caused the Company to be incorporated and organized under the laws of Nevada;

          WHEREAS, the Stockholder desires to capitalize the Company by making a contribution of certain assets solely related to the OTC Business (the “Contributed Assets”) and assuming the liabilities related to such assets as set forth on Schedule 1, attached hereto, in exchange for 460,568 shares of common stock of the Company (the “Exchange”), pursuant to the terms of this Agreement; and

          WHEREAS, it is contemplated that such Exchange shall be pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") and it is the Parties desire that such Exchange qualify as a tax-free transaction described in Code Section 351(a).

          Now therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.	Contribution and Assumption of Liabilities.

                      1.1      Contribution and Transfer of Contributed Assets. For the consideration specified in Section 2, the Stockholder hereby agrees to contribute, convey, transfer, and deliver all of its right, title and interest in and to the Contributed Assets described in Schedule 1 , as capital contribution to the Company. The Parties agree that value of this contribution is $460,568 USD. The Company hereby accepts the contribution, conveyance, transfer and delivery of all of the Company’s right, title and interest in and to the Contributed Assets.

                      1.2      Assumption of Liabilities. As an inducement for the Stockholder to enter into this Agreement for good and valuable consideration, the Company hereby agrees to assume all liabilities relating to such Contributed Assets.

          2.        Issuance of Shares of Company. As consideration for the contribution and assumption of liabilities set forth under Section 1, the Company agrees to issue 460,568 shares of common stock of the Company, $1.00 par value, to the Stockholder, and record such issuance in the corporate records of the Company. Upon issuance the Stockholder shall own 100% of the issued and outstanding common stock of the Company.

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3.	Miscellaneous.

                      3.1      Further Assurance. The Parties hereby agree to execute and deliver all such instruments and take all such action as may be necessary or desirable to effectuate fully the transactions contemplated by and the purposes of this Agreement.

                      3.2      Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Nevada.

                      3.3      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. Facsimile copies of signatures and of this Agreement shall be considered originals.

                      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

REMEDENT, INC.

By: /s/ Guy De Vreese
Guy De Vreese, Chairman of Board of Directors

By: /s/ Robin List
Robin List, Chief Executive Officer

SYLPHAR USA, INC.

By: /s/ Robin List
Robin List, Chief Executive Officer and
President

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